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                                                                    EXHIBIT 8(a)



                                 August 12, 1996


Buffets, Inc.
10260 Viking Drive
Eden Prairie, Minnesota 55344

Ladies and Gentlemen:

          We have acted as counsel for Buffets, Inc., a Minnesota corporation ("Buffets"), and Country Delaware, Inc., a Delaware corporation newly-formed and wholly-owned by Buffets ("Sub"), in connection with the proposed merger of Sub with and into HomeTown Buffets, Inc., a Delaware corporation ("HomeTown"), pursuant to an Agreement and Plan of Merger, dated June 3, 1996 (the "Agreement"), by and among Buffets, HomeTown and Sub. This opinion is delivered to you pursuant to Section 7.01(k) of the Agreement.

          In connection with this opinion, we have reviewed the Agreement, the registration statement on Form S-4 dated August 12, 1996, filed with the Securities and Exchange Commission with respect to the proposed merger (the "Registration Statement"), which registration statement includes the combined Prospectus of Buffets and Joint Proxy Statement of Buffets and HomeTown, and such other documents and records as we have deemed necessary or appropriate for purposes of this opinion. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in such documents and timely and full compliance by all parties to the Agreement with the terms thereof (without waiver or amendment of any of the terms thereof).

          In rendering our opinion, we have considered the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations (proposed, temporary and final) promulgated thereunder, judicial decisions and Internal Revenue Service rulings, all as of the date hereof.

          Based solely upon the foregoing, we are of the opinion that under current United States federal income tax law the proposed merger, when consummated, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) thereof and that Buffets, HomeTown and Sub will each be a party to a reorganization within the meaning of Section 368(b) of the Code.


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Buffets, Inc.
August 9, 1996
Page 2



          Except as set forth above, we express no opinion to any person as to the tax consequences, whether federal, state, local or foreign, of the proposed merger. This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any changes in applicable law after the date hereof.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm wherever appearing therein.

                                        Very truly yours,



                                        FAEGRE & BENSON LLP